UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 24, 2006

THE STEAK n SHAKE COMPANY
(Exact name of registrant as specified in its charter)

Indiana	000-08445	37-0684070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

36 South Pennsylvania Street, Suite 500 Indianapolis, Indiana 46204
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code		(317) 633-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 28, 2006 the Steak n Shake Operations, Inc., a wholly-owned subsidiary of The Steak n Shake Company (the “Company”), entered into an Amendment (the "Amendment") of the employment agreement with Wayne Kelley into which the parties entered on December 29, 2004 (the "Agreement"). The Agreement was disclosed via a Form 8-K that was filed on that date. Mr. Kelley serves on the Board of Directors for the Company.

The Amendment extends Mr. Kelley's full-time employment with the Company from the termination date of the Agreement, April 20, 2007, through and including July 13, 2009. During the period covered by the Amendment Mr. Kelley will provide good faith efforts to obtain and identify real estate sites in markets on which the Company reasonably requests him to focus. Beginning on April 20, 2007 his annual salary will be adjusted based on the agreement. The remainder of the terms of the Agreement will remain in effect during the period covered by the Amendment.

A copy of the Amendment is attached as Exhibit 10.1 to this report and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On March 24, 2006, the Company notified the New York Stock Exchange ("NYSE") that it inadvertently omitted to state in its Annual Report to Shareholders that the Company submitted its annual CEO certification to the NYSE last year, as required by the commentary to Section 303A.12(a) of the NYSE Listed Company Manual. The CEO certification was in fact timely submitted by the Company with the NYSE and was unqualified. Except for the omission of this sentence from its Annual Report, the Company is not aware of any other violation of NYSE corporate governance listing standards. The Company will include the required disclosure in future annual reports.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1 Amendment to Employment Agreement between Wayne Kelley and Steak n Shake Operations, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2006

THE STEAK N SHAKE COMPANY

     By:__/s/ Jeffrey A. Blade
Jeffrey A. Blade, Senior Vice President and
Chief Financial Officer